Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$18,190	$21,770
Marketable securities	9,343	11,872
Loaned securities	9,344	5,667
Receivables, net	3,020	2,721
Finance receivables, net	109,867	110,893
Net investment in operating leases	31,293	31,859
Retained interest in sold receivables	13,369	13,017
Inventories	10,193	9,181
Equity in net assets of affiliated companies	2,971	2,959
Net property	42,799	43,598
Deferred income taxes	4,162	7,389
Goodwill and other intangible assets	7,173	7,262
Assets of discontinued/held-for-sale operations	448	456
Other assets	37,907	35,950

Total assets	$300,079	$304,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$26,545	$20,420
Accrued liabilities	29,781	29,591
Debt	171,446	179,804
Other liabilities and deferred income	52,655	53,899
Deferred income taxes	5,885	8,439
Liabilities of discontinued/held-for-sale operations	145	131

Total liabilities	286,457	292,284

Minority interests	740	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,373	5,374
Accumulated other comprehensive income/(loss)	(913)	(414)
Treasury stock	(1,787)	(1,749)
Earnings retained for use in business	10,190	8,421

Total stockholders’ equity	12,882	11,651

Total liabilities and stockholders’ equity	$300,079	$304,594